Exhibit 99.1
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November 20, 2001

FOR IMMEDIATE RELEASE
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                      MONTEREY BAY BANCORP, INC. ANNOUNCES:
          RESIGNATION OF NICHOLAS C. BIASE FROM THE BOARD OF DIRECTORS

                                                       Common Stock Symbol: MBBC
                                                          NASDAQ National Market

         Watsonville, CA. November 20, 2001. Monterey Bay Bancorp, Inc. ("Company"), the holding company for Monterey Bay Bank ("Bank"), today announced the resignation, effective immediately, of Nicholas C. Biase from the Board of Directors of the Company and the Bank. Mr. Biase is a representative of Findim Investments, S. A., which on November 19, 2001 sold its entire 312,100 share position in the Company's common stock. This position was equivalent to 9.0% of the Company's outstanding shares.

         Mr. Biase stated, "The President of Findim Investments, S.A. was recently killed in an accident. Following this tragic loss, Findim Investments has determined to streamline its investment portfolio, including the sale of its investment in Monterey Bay Bancorp, Inc. Given the new demands on my time, I resigned as a Director. It has been my pleasure to serve the Company and its stockholders for the past five years. I am confident in the commitment by the Company's Board and Management to continue advancing stockholder value."

         McKenzie Moss, Chairman of the Board of Directors, added, "We extend our thanks to Mr. Biase for his fine service to the Company. We will miss his contributions, and wish him all the best."

         The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville and eight full service branches located in the Greater Monterey Bay Area of Central California.

         This news release contains certain forward-looking statements that are subject to various factors that could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the possibility that the Company will not be successful in achieving its strategic objectives, the performance and contributions of Directors and employees, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                        For further information contact:
                        --------------------------------

C. Edward Holden                                 Mark R. Andino
Chief Executive Officer              or          Chief Financial Officer
(831) 768 - 4840                                 (831) 768 - 4806
ed.holden@montereybaybank.com                    mark.andino@montereybaybank.com

                             General communication:
                             ----------------------
                            INFO@MONTEREYBAYBANK.COM
                             www.montereybaybank.com
                             Phone: (831) 768 - 4800
                              Fax: (831) 722 - 6794



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